Exhibit 8.1
[Letterhead of Sullivan & Cromwell LLP]
[•], 2007
Barclays PLC,
1 Churchill Place,
London, E14 5HP,
United Kingdom.
Ladies and Gentlemen:
          We have acted as counsel to Barclays PLC (the “Company”) in connection with the proposed combination of ABN AMRO Holding N.V. and the Company, pursuant to the Merger Protocol as described in the Company’s Registration Statement on Form F-4 filed on this date.
          On the basis of our consideration of such matters of fact and law as we have deemed necessary or appropriate, we hereby confirm that the description of the U.S. federal income tax consequences of the combination set forth in the Registration Statement under the heading “Material United States Federal Income Tax Considerations,” subject to the limitations and qualifications set forth therein, represents our opinion as to all of the material U.S. federal income tax consequences of the combination.
          We hereby consent to the filing of this opinion as an exhibit to the Registration Statement and to the Company’s Tender Offer Statement on Schedule TO. In giving such consent, we do not admit that we are within the category of persons whose consent is required under Section 7 of the Securities Act.
Very truly yours,
/s/  SULLIVAN & CROMWELL LLP